EXHIBIT 99.2

             FIDELITY FEDERAL COMPLETES SALE OF AFFORDABLE HOUSING
                        SUBSIDIARIES AND RELATED ASSETS

On January 3, 2003, Fidelity Federal Bancorp (NASDAQ:FFED) ("Company")and its wholly-owned subsidiary, United Fidelity Bank, announced that on December 27, 2002 it completed the sale to Pedcor Funding Corporation of the assets connected to their affordable housing activities began in the mid-1990's. The assets consisted of the stock of Village Housing Corporation (a wholly-owned subsidiary of United Fidelity Bank), the stock of Village Affordable Housing Corporation (a wholly-owned subsidiary of Fidelity Federal), an interest rate swap, and notes from affordable housing limited partnerships in which Village Housing Corporation is the general partner.

The Company determined to pursue the sale of these assets in order to further focus on its community banking activities. It also determined that the elimination of the contingent liabilities associated with the ownership of the affordable housing general partnerships interests would improve its overall risk profile.

Related Parties
---------------

The purchaser, Pedcor Funding Corporation ("Pedcor"), is a company controlled by Bruce A. Cordingley, Gerald K. Pedigo, and Phillip J. Stoffregen, directors of Fidelity Federal and members of a group which beneficially owns, including stock options and warrants, approximately 69.9% of Fidelity Federal's issued and outstanding stock. Because of the relationship between Pedcor and Fidelity Federal, Messrs. Cordingley, Pedigo, and Stoffregen did not participate in either the discussion or the vote by the boards of directors of Fidelity Federal and United Fidelity Bank regarding the sale. The sale was unanimously approved by all other members of the respective Boards of Directors of Fidelity Federal and United Fidelity Bank and was completed following receipt of all necessary regulatory approvals and a fairness opinion. The fairness opinion was rendered by Crowe Chizek & Co., an independent, non-affiliated entity which has never performed services for Messrs. Cordingley, Pedigo, or Stoffregen or any entity they control (other than Fidelity Federal or United Fidelity Bank), and has not performed services within the last five years for Fidelity Federal or United Fidelity Bank.

Prior Marketing Efforts
-----------------------

Over the past four years, the Company has approached several entities including syndicators, investment banks, and individual companies regarding the possibility of selling its affordable housing related assets. Efforts to sell general partnership interests owned by Village Housing Corporation resulted in indications that would require the Company to compensate the potential buyer(s) to assume the liability of ownership. In one instance, disposal of nine of the seventeen general partnership interests would have resulted in the payment of over $3 million from the Company to the prospective buyer.

Included in the assets of Village Affordable Housing Corporation and Village Housing Corporation was real estate adjacent to affordable housing developments. During the four-year


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period noted above, the Company had utilized various non-affiliated real estate brokers to sell the real estate, generating little or no offer activity, due to the limited uses of the property.

Over the past two years, the Company also attempted to sell subordinate notes related to loans to the individual partnerships in a competitive bidding auction. Invited to bid were syndicators, investment bankers, real estate developers, and affiliates of Pedcor. Except for one incomplete bid, there were no bidders on these assets other than affiliates of Pedcor.

Based on the low level of indicated interest received for purchasing these assets, the Boards believed that entering into a competitive bidding arrangement for the assets sold in this transaction may have resulted in a lower purchase price. After analyzing a possible sale, management of the Company and its independent directors decided to solicit an indication of interest in the purchase of these assets from Messrs. Cordingley, Pedigo, and Stoffregen, who control the management company for the affordable housing limited partnerships involved.

The Transaction
---------------

The Company solicited an offer from Messrs. Cordingley, Pedigo, and Stoffregen for several reasons. First, under the terms of the limited partnership agreements, any change in control of the general partner, which is Village Housing Corporation, requires the consent of the limited partners, none of whom are affiliated with either the Company or Pedcor. Because Messrs. Cordingley, Pedigo, and Stoffregen already were considered to control the general partner due to their ownership of more than 50% of the voting stock (including options and warrants of the Company), no consent by the limited partners to a change in control of the general partner to Pedcor was necessary. This was considered important because in May 2000 the Company's shareholders approved a sale of 1.46 million shares of stock to an affiliated company of Pedcor. A provision of the stock purchase agreement required entities controlled by Messrs. Cordingley, Pedigo, and Stoffregen to provide an annual operating deficit guarantee until May 2005 for the portfolio of limited partnerships projects of up to $300,000 in the aggregate, and provide a management subsidy agreement until 2010. This guarantee obligation and management subsidy agreement terminated if the affordable housing project was sold to a third party, which would eliminate a layer of financial support for the limited partners. The Company believed that termination of the financial and management subsidies, would make it unlikely that the limited partners would have consented to any purchaser other than Pedcor. Also, many of the limited partnerships utilize FHA 223(f) financing, which requires prior approval by FHA of a change in the general partner. This FHA approval process, even if such approval is ultimately received, may have delayed any transaction by 6-12 months. Selling to Pedcor avoided this delay since it did not need FHA approval for the reasons discussed above.

Second, one of the assets owned by Village Housing Corporation was an income tax receivable, which the Company could only use to offset future income. Under applicable federal tax law, only an entity controlling more than 50% of Fidelity Federal (including options and warrants) could acquire this asset and utilize all of its tax benefits. As such, the only entity other than the Company which could utilize a substantial part of this asset was an entity controlled by Messrs. Cordingley, Pedigo, and Stoffregen. The Company determined that the value received in cash


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for the tax receivable as a part of the sale was significantly greater than the anticipated value if it retained this asset or sold it to a third party.

Third, some of the assets of Village Affordable Housing Corporation consisted of four parcels of land adjacent to affordable housing developments. The Company had unsuccessfully attempted for the last several years to sell these properties, notwithstanding having listed the parcels for during the period with local real estate brokers.

Fourth, as a part of the sale of the assets, Pedcor has agreed to indemnify the Company as to certain contingent liabilities, including a letter of credit, two first mortgage loans and a contingent liability for an interest rate swap with a notional value of $2.54 million. The Company would have considered refinancing this letter of credit and these two first mortgage loans if it had not received the additional credit support provided by the agreement of Pedcor for indemnification. In this regard, Fidelity Federal had received a commitment and indication of amounts that could have been refinanced, which would have resulted in additional cash outlays of approximately $800,000. .

Because of Pedcor's familiarity with the assets being sold, the amount of time spent by Fidelity Federal's management in connection with due diligence requirements was minimized and Fidelity Federal was required to make only limited representations with respect to the condition and history of the assets. Management believes that an unrelated purchaser would have required a more extensive due diligence process. Management also believes that an unrelated purchaser would have required a significantly higher level of representations and warranties from Fidelity Federal with respect to the condition of the assets being sold, which could have created additional contingent liabilities for Fidelity Federal.

The sale price for the all-cash transaction was approximately $1.7 million, thus the sale provided the Company with additional liquidity. Because a portion of the assets sold had been previously written off for regulatory capital purposes, the sale resulted in an increase in the regulatory capital of United Fidelity Bank. Additional regulatory capital provides the Bank future capacity to increase earning assets, which could then increase net interest income.

This release contains forward-looking statements that are based upon the Company's current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Other risks and uncertainties include economic conditions generally and in the market areas of Fidelity Federal and United Fidelity Bank which could impact the Bank's ability to generate additional business to support planned balance sheet growth.